Exhibit 99

For Immediate Release

SWS Announces Financial Results for First Quarter of Fiscal 2003
Company reports net loss of 2 cents

DALLAS, Oct. 24, 2002—SWS Group, Inc. (NYSE: SWS—news) today announced a net loss of $310,000, or 2 cents per share, on revenues of $65.8 million for its fiscal first quarter ended Sept. 27, 2002. The quarter’s results include an after-tax charge of $2.2 million, or 13 cents per share, to establish a reserve for potentially fraudulent mortgages that were purchased by SWS’ subsidiary bank, as previously disclosed. Without the reserve, SWS would have reported net income of $1.9 million or 11 cents per share.

A year ago, SWS reported $1.9 million in first quarter net income, or diluted earnings per share of 11 cents, on revenues of $87.4 million, after an adjustment for the conversion of its interests in a software company to the equity method of accounting. In addition, last year’s first quarter includes the financial results of Westwood Holdings Group, the company’s former asset management subsidiary, which was spun off as a separate company at the end of the fiscal year. Excluding Westwood, SWS would have reported net income of $543,000, or 3 cents per share, for last year’s first quarter, rather than $1.9 million or 11 cents per share.

“We believe SWS is poised to gain momentum when the markets improve,” said SWS Chief Executive Officer Donald W. Hultgren. “In the midst of difficulties, the quarter offered reasons for optimism. Fixed income recorded a very strong performance. Capital markets and public finance were also bright spots, and the company’s ongoing operating expenses, excluding Westwood, were $3 million lower than in last year’s first quarter.”

SWS reserved for the suspect loans that its banking subsidiary purchased from a New York mortgage bank, but company officials are hopeful that some of the money will be recovered. Mr. Hultgren said the bank has reviewed its mortgage purchase operations and implemented additional safeguards to protect against future mortgage purchase losses.

“First Savings Bank has been a very profitable, well-run bank,” Mr. Hultgren said, “and we believe that will continue to be the case.”

“SWS competes in huge markets that we believe offer tremendous growth opportunities,” Mr. Hultgren said. “We are defining our target market segments and developing strategies to capture increased market share. Our focus is on aggressively increasing our sales team and expanding our correspondent network.”

SWS Securities processed 7.2 million securities transactions in the quarter compared with 11.9 million in the same period a year ago. Since the beginning of fiscal 2003, SWS Group has repurchased 270,700 shares of SWS common stock in the open market at an average price of $11.92 per share. SWS has 430,300 shares of authorization remaining under the stock buy-back program previously approved by the company’s Board of Directors. Book value per share was $14.72.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries of the company include SWS Securities, Inc., Mydiscountbroker.com, First Savings Bank and its online division MyBankUSA.com, SWS Financial Services, Inc. and SWS Capital Corporation.

This release contains forward-looking statements regarding, among other matters, the ultimate loss to be experienced in connection with certain loans purchased by our subsidiary bank and the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those which predict or forecast future events or results, which depend on future events for their accuracy, which embody projections or assumptions, or which express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, the potential discovery of additional defective loans the amount which may be recovered against such loans, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

SWS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 27, 2002 and June 28, 2002
(In thousands, except par values and share amounts)

	September	June
	(Unaudited)
ASSETS
Cash	$29,171	$24,777
Assets segregated for regulatory purposes	449,596	442,707
Marketable equity securities available for sale	3,389	3,932
Receivable from brokers, dealers and clearing organizations	1,939,430	1,770,055
Receivable from clients, net	346,005	467,131
Loans held for sale, net	185,421	103,124
Loans, net	347,042	345,538
Securities owned, at market value	82,350	103,888
Other assets	107,292	102,501

Total assets	$3,489,696	$3,363,653

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$—	$37,600
Payable to brokers, dealers and clearing organizations	1,901,044	1,764,741
Payable to clients	702,152	747,534
Deposits	355,026	265,370
Securities sold, not yet purchased, at market value	15,655	19,657
Drafts payable	30,268	34,531
Advances from Federal Home Loan Bank	162,193	160,468
Other liabilities	65,389	69,920
Exchangeable subordinated notes	6,338	6,785

Total liabilities	3,238,065	3,106,606
Minority interest in consolidated subsidiaries	1,938	1,762
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,603,738 and outstanding 16,961,888 shares at September 27, 2002; issued 17,601,705 and outstanding 17,240,570 shares at June 28, 2002	1,760	1,760
Additional paid-in capital	246,592	247,199
Accumulated deficit	(1,377)	—
Accumulated other comprehensive income—unrealized holding gain (loss), net of tax	11,092	11,472
Deferred compensation, net	1,348	1,502
Treasury stock (641,850 shares at September 27, 2002 and 361,135 shares at June 28, 2002, at cost)	(9,722)	(6,648)

Total stockholders’ equity	249,693	255,285
Commitments and contingencies

Total liabilities and stockholders’ equity	$3,489,696	$3,363,653

(more)

SWS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE LOSS
For the three months ended September 27, 2002 and September 28, 2001
(In thousands, except per share and share amounts)
(Unaudited)

	Fiscal 2003	Fiscal 2002
		Restated
Net revenues from clearing operations	$5,310	$7,241
Commissions	18,150	16,085
Interest	24,817	39,630
Investment banking, advisory and administrative fees	6,970	9,456
Net gains on principal transactions	6,762	11,215
Other	3,780	3,742

Total revenue	65,789	87,369

Commissions and other employee compensation	30,991	32,298
Interest	10,780	24,544
Occupancy, equipment and computer service costs	8,829	9,886
Communications	3,983	4,370
Floor brokerage and clearing organization charges	1,782	1,596
Advertising and promotional	747	3,030
Other	8,909	8,306

Total expense	66,021	84,030

Income (loss) before income tax expense (benefit) and minority interest in consolidated subsidiaries	(232)	3,339
Income tax expense (benefit)	(251)	1,146

Income before minority interest in consolidated subsidiaries	19	2,193
Minority interest in consolidated subsidiaries	(329)	(263)

Net income (loss)	(310)	1,930
Net loss recognized in other comprehensive loss, net of tax	(380)	(7,493)

Comprehensive loss	$(690)	$(5,563)

Earnings per share—basic
Net income (loss)	$(.02)	$.11

Weighted average shares outstanding—basic	17,125,507	17,239,825

Earnings per share—diluted
Net income (loss)	$(.02)	$.11

Weighted average shares outstanding—diluted	17,125,507	17,281,079

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CONTACT:    Jim Bowman, Vice President—Corporate Communications, (214) 859-9335
jbowman@swst.com